Filed Pursuant to Rule 424(b)(3)

Registration No. 333-262496

ARK VENTURE FUND

Supplement dated July 3, 2025

to the Prospectus for ARK Venture Fund (the “Fund”) dated November 27, 2024.

This Supplement updates certain information contained in the Prospectus with respect to the Fund. You may obtain a copy of the Fund’s Prospectus free of charge, upon request, by calling toll-free 888-511-2347, accessing the Fund’s website at ark-ventures.com/investor-resources, or by writing to ARK Investment Management LLC, 200 Central Avenue, Suite 220, St. Petersburg, Florida 33701.

The Board of Trustees of the Fund (the “Board”) recently approved an Amended and Restated Expense Limitation Agreement under which ARK Investment Management LLC (the “Adviser”) has contractually agreed to waive its management fee and/or reimburse the Fund’s operating expenses on a monthly basis to the extent that the Fund’s total annualized fund operating expenses, after adjusting for certain exclusions, exceed the specified threshold as set forth below. The Adviser may not recoup expenses reimbursed or fees waived pursuant to the Amended and Restated Expense Limitation Agreement or the Expense Reimbursement Agreement. The Amended and Restated Expense Limitation Agreement will remain in effect unless and until the Board approves its termination. The Board does not have a present intention to terminate the Amended and Restated Expense Limitation Agreement.

Accordingly, the Fund’s Prospectus is revised as follows:

The section entitled “EXPENSE LIMITATION AGREEMENT” on page 4 of the Prospectus is hereby replaced with the following:

EXPENSE LIMITATION AGREEMENT

The Adviser and the Fund have entered into an Amended and Restated Expense Limitation Agreement under which the Adviser has contractually agreed to waive its management fee and/or reimburse the Fund’s operating expenses on a monthly basis to the extent that the Fund’s total annualized fund operating expenses (excluding expenses directly related to the costs of making investments; taxes; brokerage costs; acquired fund fees and expenses; expenses of litigation, indemnification and shareholder meetings; organizational expenses; offering costs; and extraordinary expenses) exceed 2.90% (the “Expense Limit”) of the Fund’s average daily net assets.

The Adviser may not recoup expenses reimbursed or fees waived pursuant to the Amended and Restated Expense Limitation Agreement. The Amended and Restated Expense Limitation Agreement will remain in effect unless and until the Board approves its termination.

The fifth footnote under the table entitled “SHAREHOLDER TRANSACTION EXPENSES” in the section entitled “SUMMARY OF FEES AND EXPENSES” on page 15 of the Prospectus is hereby replaced with the following:

(5)	The Adviser and the Fund have entered into the Amended and Restated Expense Limitation Agreement under which the Adviser has agreed contractually to waive its Management Fee and/or reimburse the Fund’s operating expenses on a monthly basis to the extent that the Fund’s total annualized fund operating expenses (excluding expenses directly related to the costs of making investments; taxes; brokerage costs; acquired fund fees and expenses; expenses of litigation, indemnification and shareholder meetings; organizational expenses; offering costs; and extraordinary expenses) exceed 2.90% of the Fund’s average daily net assets. The Amended and Restated Expense Limitation Agreement will remain in effect unless and until the Board approves its termination.

The section entitled “Expense Limitation Agreement” on page 17 of the Prospectus is hereby replaced with the following:

Expense Limitation Agreement

The Adviser and the Fund have entered into the Amended and Restated Expense Limitation Agreement under which the Adviser has agreed contractually to waive its Management Fee and/or reimburse the Fund’s operating expenses on a monthly basis to the extent that the Fund’s total annualized fund operating expenses (excluding expenses directly related to the costs of making investments; taxes; brokerage costs; acquired fund fees and expenses; expenses of litigation, indemnification and shareholder meetings; organizational expenses; offering costs; and extraordinary expenses) exceed 2.90% of the Fund’s average daily net assets. The Adviser may not recoup expenses reimbursed or fees waived pursuant to the Amended and Restated Expense Limitation Agreement.

The Amended and Restated Expense Limitation Agreement will remain in effect unless and until the Board approves its termination.

All references in the Prospectus relating to the Adviser’s ability to recoup expenses reimbursed or fees waived pursuant to the Amended and Restated Expense Limitation Agreement or the Expense Reimbursement Agreement are hereby deleted in their entirety.

Please retain this supplement for future reference.